                                                                                                                                                            Exhibit 99.1

                                                                                                                                                        April 18, 2008

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4410
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces First Quarter 2008 Results

NASHVILLE, TN - Caterpillar Financial Services Corporation (Cat Financial) today reported record first-quarter revenues of $779 million, an increase of $66 million, or 9 percent, compared with the first quarter of 2007.  First-quarter profit after tax was $124 million, a $1 million, or 1 percent, decrease over the first quarter of 2007.

Of the increase in revenues, $78 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets), and $2 million resulted from the impact of higher interest rates on new and existing finance receivables, offset by a net decrease in various other net revenue items of $14 million.

On a pre-tax basis, profit was $183 million, up $1 million, or 1 percent, compared with the first quarter of 2007.  The increase was principally due to an increase of $42 million in margin (wholesale, retail finance, operating lease and associated fee revenues less interest expense and depreciation on assets leased to others), offset by a $19 million increase in provision expense, a $14 million decrease in various other net revenue items and an $8 million increase in various other operating expenses.  The increase in margin principally resulted from the growth in average earning assets over 2007 of $2.96 billion.

New retail financing was a record $3.47 billion, an increase of $730 million, or 27 percent, from the first quarter of 2007.  The increase was the result of increased new retail financing primarily in our Asia-Pacific, Diversified Services and Europe operating segments.

Past dues over 30 days at March 31, 2008 were 2.81 percent compared to 2.06 percent at March 31, 2007.  Write-offs, net of recoveries, at March 31, 2008 were $20 million compared to $15 million at March 31, 2007.  Both of these increases were primarily due to the softening of the U.S. housing industry.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, "Cat Financial's continued strong performance during a time of financial market volatility underscores the effectiveness of the global diversity of our portfolio, as well as robust credit underwriting, treasury and portfolio management processes.  Our top priority in 2008 is to be a reliable source of financing for our customers and Caterpillar dealers."

For more than 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2008 VS. FIRST QUARTER 2007
(ENDING MARCH 31)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$779	$713	9%
Profit Before Tax	$183	$182	1%
Profit After Tax	$124	$125	(1%)
New Retail Financing	$3,474	$2,744	27%
Total Assets	$30,733	$26,961	14%

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this earnings release may be considered “forward-looking statements” and involve risks and uncertainties that could significantly impact results.  In this context, words such as “believes,” “expects,” “estimates,” “anticipates,” “will,” “should” and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to changes in economic conditions; currency exchange or interest rates; political stability; market acceptance of the company's products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 22, 2008.  We do not undertake to update our forward-looking statements.